SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  July 30, 2002

(Date of Earliest event reported)

(Commission File No.) 000-30707

First Northern Community Bancorp
(Exact name of registrant as specified in its charter)

California	68-0450397
(State of Incorporation)	(IRS Employer ID Number)

First Northern Community Bancorp 195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

(707) 678-3041
(Registrant’s telephone number, including area code)

Item 5.    Other Events

Press release on the following article:

Contact:	Owen J. Onsum	July 30, 2002
President & CEO
	FIRST NORTHERN BANK	FOR IMMEDIATE RELEASE
P.O. Box 547
Dixon, California
(707) 678-3041

1.	First Northern Community Bancorp—2nd Quarter Earnings
Over 10% Growth in Assets, Deposits and Loans

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the second quarter of 2002. Net income for the quarter ending June 30, 2002 was $1.39 million, up 3.8% from the $1.34 million earned in the same period in 2001. Diluted earnings per share for the quarter was $0.41,which was up 5.1%, compared to the $0.39 per share earned a year ago (the 2001 per share earnings was adjusted for a 6% stock dividend issued March 31, 2002).

Year-to-date net income as of June 30, 2002 was reported at $2.65 million, an increase of 1.4% from the $2.62 million earned in the same fiscal period last year. Diluted earnings per share for the six months ending June 30, 2002 of $0.77 was up 2.7% from the $0.75 reported last year. Annualized Return on Average Assets for the period ending June 30, 2002 was 1.20%, compared to 1.34% for the same period in 2001. Annualized Return on Beginning Core Equity was 13.48%, compared to 14.61% one year ago.

Total assets at June 30, 2002 were $449.9 million, an increase of $43.5 million, or 10.70% over the second quarter of 2001. Total deposits of $401.4 million increased $39.3 million or 10.85% compared to June 30, 2001 figures. During that same period, total net loans increased $42.3 million, or 16.59%, to $297.2 million.

First Northern Community Bancorp’s stock is listed on the OTC Bulletin Board under the symbol FNRN. As of June 30th, the stock was trading at $25.90 per share, 51.46% over its price one year ago.

Owen “John” Onsum, President and Chief Executive Officer stated, “First Northern Community Bancorp is truly fortunate to be reporting such impressive growth in assets, deposits, loans and stock price during this very difficult economic environment. We continue to attract quality new business to our company. Our strong loan and deposit growth is a result of expanding our relationships with existing customers and attracting new customers to our bank. For over nine decades, First Northern has remained focused on a unique vision of independent community banking; our vision, our plan and our talented employees have enabled us to remain a premier performer. Our Company has a proven track record of success; since 1910, First Northern has navigated through all types of turbulent economic climates.”

First Northern Bank recently received the 2002 Best Place to Bank Award from the residents and businesses of Yolo County and the 2002 Business of the Year Award from the Fairfield-Suisun Chamber of Commerce.

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First Northern Bank, established in 1910, is a community-based bank with branch offices strategically located to serve businesses and individuals in the communities of Dixon, Davis, Fairfield, Vacaville, Suisun City, West Sacramento, Winters, and Woodland. The Bank recently opened an Asset Management & Trust Department in downtown Sacramento and will open its tenth branch in downtown Sacramento early this fall. First Northern Bank has Real Estate Loan Offices in Davis, Vacaville, Roseville and El Dorado Hills, and an SBA Loan Department in Sacramento. First Northern offers a wide range of SBA, real estate, commercial, agricultural and consumer loans, as well as a full array of non-FDIC insured investment and brokerage products and services. The Bank can be found on the Web at www.thatsmybank.com.

END

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHERN COMMUNITY BANCORP (Registrant)

By:	/s/ LOUISE A. WALKER
Louise A. Walker Senior Vice President Chief Financial Officer

Date:  July 30, 2002

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